UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: April 18, 2013

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA   94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, the Board of Directors of NovaBay Pharmaceuticals, Inc., upon the recommendation of the Compensation Committee of the Board, approved a long term strategic bonus structure, pursuant to which a bonus pool of $1.0 million was established for key employees. The objective of the long term strategic bonus is to further align the goals of the company’s management with those of the stockholders, and to further incentivize the company’s management to increase stockholder value by achieving “stretch” revenue and asset goals. The $1.0 million bonus pool will be paid in January of 2016 only upon successful completion of all the following:

1.	A trailing average stock price of at least $5.00 per share for the 60 days preceding January 1, 2016;
2.	Annual product revenue of a specified dollar amount in the double digit millions by the end of 2015, excluding royalty and milestone payments; and
3.	Cumulative asset inflow of a specified dollar amount in the double digit millions for the years 2013 – 2015, excluding proceeds from any mergers or acquisitions.

The minimum thresholds in each of the three requirements were set at levels that are difficult to achieve singularly, and which collectively are very difficult to achieve. All three metrics are considered to be “stretch” goals and are beyond the stated corporate goals for the performance period.

In the event that all three of the above requirements are met, as certified by the Compensation Committee in January 2016, the $1.0 million bonus pool would be paid out in the amount of $600,000 to Dr. Ramin (“Ron”) Najafi, NovaBay’s president and chief executive officer, and the remaining $400,000 would be paid out to the other members of NovaBay management as determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc. (Registrant)

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: April 24, 2013